Exhibit 21

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


Name                                                                    Jurisdiction

Level 3 Communications, Inc.                                              Delaware
     Level 3 Finance, LLC                                                 Delaware
     (i)Structure, Inc.                                                   Delaware
         Level 3 Communications, LLC                                      Delaware
         BTE Equipment, LLC                                               Delaware
         Level 3 International, Inc.                                      Delaware
              Level 3 Holdings, B.V.                                      Netherlands
                  Level 3 Communications Limited                          United Kingdom
         Level 3 Holdings, Inc.                                           Delaware
              KCP, Inc.                                                   Delaware


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